Exhibit 10.3

MANAGEMENT SERVICES AGREEMENT

THIS MANAGEMENT SERVICES AGREEMENT ("Services Agreement"), dated this 31st day of March, 2006, is entered into by and between PHH HOME LOANS, LLC, a limited liability company formed under Delaware law (the "Company"), and PHH MORTGAGE CORPORATION ("PMC"), a corporation organized under the laws of the State of New Jersey (collectively, the "Parties").

WITNESSETH:

WHEREAS, in connection with the commencement of operations of the Company on or about October 1, 2005 (Launch Date), PMC began providing management services substantially in accordance with the terms and conditions of the form of Management Services Agreement identified in the AOA (defined below) as Exhibit B; and

WHEREAS, the Company, PMC, and Cendant Member have conferred extensively since the Launch Date and are now prepared to formally memorialize their agreement with respect to the provision of these services; and

WHEREAS, the Board of Advisors of the Company has approved and ratified the terms and conditions of this Management Services Agreement.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, promises and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

[***] INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 UNDER THE SECURITIES ACT OF 1934, AS AMENDED.

1.  Capitalized Terms. Capitalized terms not otherwise defined in this Services Agreement shall have the meaning described in the Strategic Relationship Agreement, dated as of January 31, 2005 (the “SRA”), or the Amended and Restated Limited Liability Company Operating Agreement, also dated as of January 31, 2005, as amended on May 12, 2005 (“AOA”), as the case may be.

2.  Representations and Warranties of Company. The Company represents and warrants to PMC that:

(a)  It is duly organized and existing, and in good standing, pursuant to the laws of the State of Delaware;

(b)  It has the requisite limited liability company authority to enter into this Services Agreement and to perform its obligations hereunder; and

(c)  The terms and conditions of this Services Agreement do not violate any provision of its Certificate of Formation, Operating Agreement or any other agreement to which it is a party.

3.  Representations and Warranties of PMC. PMC represents and warrants to the Company that:

(a)  It is duly organized and existing, and in good standing, pursuant to the laws of the State of New Jersey;

(b)  It has the requisite corporate authority to enter into this Services Agreement and to perform its obligations hereunder; and

(c)  The terms and conditions of this Services Agreement do not violate any provision of its Articles of Incorporation, Bylaws or any other agreement to which it is a party.

4.  Capacity Services. PMC may provide to the Company or the Company may provide to PMC the capacity services described in Exhibit 4.1 attached hereto, on and pursuant to the terms set forth therein. In consideration for performing the services described in Exhibit 4.1 hereto, the Company shall pay to PMC or PMC shall pay to the Company a cash fee calculated and payable in the manner set forth in Exhibit 4.1.

5.  Product Support Services. PMC shall provide to the Company the product support services described in Exhibit 5.1 attached hereto, on and pursuant to the terms set forth therein. In consideration for performing the services described in Exhibit 5.1 hereto, the Company shall pay to PMC monthly, a cash fee calculated as set forth in Exhibit 5.1.

6.  General Administrative Services. PMC shall provide to the Company the general administrative services described in Exhibit 6.1 attached hereto, on and pursuant to the terms set forth therein. In consideration for performing the services described in Exhibit 6.1 hereto, the Company shall pay to PMC the cash fee or cash fees calculated and payable in the manner set forth in Exhibit 6.1.

7.  IT Administrative Services. PMC shall provide to the Company the IT administrative services described in Exhibit 7.1 attached hereto, on and pursuant to the terms set forth therein. In consideration for performing the services described in Exhibit 7.1 hereto, the Company shall pay to PMC monthly, a cash fee calculated as set forth in Exhibit 7.1.

8.  Required Disclosures. The amount, payor and payee of the fees incurred in connection with the product support services pursuant to Exhibit 5.1 shall be described in the Mortgage Loan Disclosures, to the extent required by law.

9.  Standard of Care. PMC shall perform the services provided pursuant to this Services Agreement with no less degree of care than PMC or any of its Affiliates exercises in providing such services for its own account or the account of any third party with a similar regulatory profile, provided, that in no event shall PMC exercise a lesser degree of care than that exercised by PMC prior to the date of the SRA.

10.  Compliance with Laws. Actions taken or not taken by PMC and its Affiliates, and all communications made when performing its obligations under this Services Agreement shall comply in all material respects with the requirements of all applicable laws.  PMC shall promptly inform the Company in writing of any notices, inquiries or other communications, written or oral, received by PMC or any Affiliate thereof with respect to any material legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations or findings with respect to any of the services provided pursuant to this Services Agreement.

11.  Records Preservation and Retention.

(a)  PMC acknowledges that all Mortgage Loan Documents are the property of the Company. PMC shall use its reasonable best efforts to safeguard the Mortgage Loan Documents that it may hold or retain. PMC may enter into an arrangement with a third party agent to maintain the Mortgage Loan Documents with the reasonable consent of the Company.

(b)  PMC agrees that it or its agent will hold and be responsible for such Mortgage Loan Documents within a secure and controlled environment to include, but not be limited to, fireproof vaults. PMC agrees that it or its agent will use its reasonable best efforts to protect such Mortgage Loan Documents from destruction or loss and from the unauthorized divulgence of confidential information. PMC shall, if such Mortgage Loan Documents are lost or destroyed, replace such Mortgage Loan Documents in all necessary respects. Further, such Mortgage Loan Documents will be maintained under such conditions as to have them readily available for use and examination by the Company, upon its reasonable request therefor.

(c)  Upon request by the Company, PMC will forward any and all of the Company's records and the Company Mortgage Loan Documents in its possession that the Company reasonably may seek.

(d)  PMC shall maintain all such Mortgage Loan Documents and other records relating to the services provided by it hereunder in accordance with all applicable federal, state and local laws and regulations, as well as Mortgage Loan investor and insurer requirements and reasonable Company requirements, as provided to PMC.

12.  Right to Audit. The Company and its officers, employees and agents, including third party attorneys and accountants and auditors shall have full and complete access to PMC's records and operations at reasonable times to monitor PMC's performance on behalf of the Company pursuant to this Services Agreement, and all audit, inspection and review rights that the Cendant Member has with respect to the Company as provided in the Operating Agreement.

13.  Termination. This Services Agreement shall terminate automatically upon the effective date of any termination of the SRA in accordance with its terms; provided that such termination shall have no effect on the Parties' obligations with respect to Mortgage Loans in the process of origination at the time of such termination; and further provided that the representations, warranties and covenants of the Parties contained herein and the respective obligations of each Party hereunder to indemnify and hold harmless the other Party set forth in Section 14 below shall survive the termination of this Services Agreement (i) for a period of one (1) year thereafter, in the event of a Cendant Put, a Two Year Put, a Purchase Right transaction, a Special Termination Put or a Non-Renewal Put, or (ii) for a period of five (5) years thereafter, in the event of a PHH Sale, a Two Year PHH Sale or a Non-Renewal PHH Sale. In connection with any termination contemplated by clause (ii) above, PMC shall deliver to the Company, at the effective time of such termination, any records in its possession as contemplated by Section 11 hereof.

14.  Indemnification.

(a)  PMC shall indemnify, hold harmless and defend the Company, its members, directors, officers and employees and its successors and assigns and their members, directors, officers and employees, with counsel approved by the Company, from and against any and all Losses which the Company or any such parties may incur or be subject to arising out of, relating to, or in connection with (i) any representation of PMC that was not true when made, (ii) any breach by PMC of its warranties or covenants or the terms and conditions of this Services Agreement, or (iii) any actions or failures to act by PMC or any of its Affiliates in connection with the services provided pursuant to this Services Agreement that constitute negligence, bad faith or willful misconduct. PMC's obligation to so indemnify, hold harmless and defend the Company and any such parties shall survive termination of this Services Agreement in accordance with Section 14. The Company's right to indemnification, as provided herein, shall be in addition to, and not in lieu of all other rights and remedies it may have under law.

(b)  The Company shall indemnify, hold harmless and defend PMC, its directors, officers and employees and its successors and assigns and their directors, officers and employees, with counsel approved by PMC, from and against any and all Losses which PMC or any such parties may incur or be subject to arising out of, relating to or in connection with any representation made by the Company that was not true when made or any breach by the Company of its warranties or covenants or the terms and conditions of this Services Agreement. The Company's obligation to so indemnify, hold harmless and defend PMC and any such parties shall survive termination of this Services Agreement in accordance with Section 14. PMC's right to indemnification, as provided herein, shall be in addition to, and not in lieu of, all other rights and remedies it may have under law.

15.  Cooperation. The Parties acknowledge that the success of their efforts under this Services Agreement depends on the cooperation of each of them. Accordingly, each of the Parties shall use its best efforts and confer in good faith in an attempt to agree upon any matter hereunder which requires such agreement.

16.  No Partnership. This Services Agreement is not intended to be, nor shall it be construed to be, the formation of a partnership or joint venture between the Parties.

17.  Notices. All notices and statements to be given under this Services Agreement are to be in writing, delivered by hand, facsimile, overnight mail or similar service, or first class United States mail, postage prepaid and registered or certified with return receipt requested, to the following addresses or facsimile numbers, as applicable (which addresses and facsimile numbers may be revised by written notice):

The Company:

    PHH Home Loans, LLC
    3000 Leadenhall Road
    Mt. Laurel, NJ 08054

    Attention: President

    Facsimile:

    With a copy to:

    Cendant Real Estate Services Venture Partner, Inc.
    1 Campus Drive
    Parsippany, NJ 07054
    Attention: Eric Bock

    Facsimile:

 PMC:

    PHH Mortgage Corporation
    3000 Leadenhall Road
    Mt. Laurel, NJ 08054

    Attention: President
    Facsimile: 856-917-6016

All written notices and statements shall be deemed given, delivered, received and effective upon personal delivery or receipt of facsimile or telegram, one (1) calendar day after sending by overnight mail or any similar service or five (5) calendar days after mailing by first class United States mail in the manner set forth above.

18.  Expenses and Payment Terms. PMC shall receive no compensation under the terms of this Services Agreement except as expressly provided herein. The Company shall, at its sole cost and expense, employ all persons necessary for it to carry out its duties and responsibilities hereunder. All costs and expenses incurred by either Party in connection herewith (including salaries for their respective personnel and their respective legal fees and expenses) shall be solely the expenses of the Party incurring them. Neither Party shall be obligated to contribute any amount as capital or otherwise to the other. Monthly fees payable hereunder shall be billed by the fifteenth (15th) of the month following the date services were provided and shall be due and payable by the last day of such month.

19.  Amendment. This Services Agreement may be amended and any provision hereof waived, but only in writing signed by the Party against whom such amendment or waiver is sought to be enforced; provided, however, that any action taken by the Company pursuant to this Section 19 shall be valid only if taken following receipt of the prior approval of the Company's Board of Advisors (as defined in the Operating Agreement) in accordance with Section 6.3 of the Operating Agreement.

20.  Governing Law. THIS SERVICES AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CHOICE OF LAWS RULES THEREOF, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS. Any legal suit, action or proceeding against any of the Parties hereto arising out of or relating to this Services Agreement shall only be instituted in any federal or state court in New York, New York, pursuant to Section 5-1402 of the New York General Obligations Law, and each Party hereby irrevocably submits to the exclusive jurisdiction of any such court in any such suit, action or proceeding. The Parties hereby agree to venue in such courts and hereby waive, to the fullest extent permitted by law, any claim that any such action or proceeding was brought in an inconvenient forum. Each of the Parties hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim arising out of or relating to this Services Agreement.

21.  Dispute Resolution. In the event of any disputes under this Services Agreement, resolution shall occur pursuant to the dispute resolution procedures contained in Section 13.11 of the SRA as if such provision applied to the Parties hereto.

22.  Severability; Release. The Parties hereto shall not perform, or be expected to perform, any act hereunder that is, or is reasonably believed to be, in violation of any applicable state or federal rule or regulation. If any provision of this Services Agreement is now or later in violation of any local, state or federal law, then such provision shall be considered null and void for purposes of this Services Agreement with all other provisions remaining in full force and effect. Each Party expressly releases the other from any liability in the event either of said Parties cannot fulfill any obligation hereunder due to any prohibition under local, state or federal laws pertaining to such obligation; provided, that the Parties agree to work together to structure an alternative solution for addressing the provisions so found to be in violation.

23.  Further Assurances. The Parties agree that each will, from time to time, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such amendments and supplements hereto and such further instruments as may be reasonably required or appropriate to further express the intention of the Parties, or to facilitate the performance of this Services Agreement.

24.  Section Headings. The headings of the various sections of this Services Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Services Agreement.

25.  Assignment. PMC may not assign this Services Agreement or any of its rights or obligations hereunder without the prior express written consent of the Company. The Company may not assign this Services Agreement or any of its rights or obligations hereunder without the prior approval of the Company's Board of Advisors (as defined in the Operating Agreement) in accordance with Section 6.3 of the Operating Agreement.

IN WITNESS WHEREOF, each of the undersigned Parties has caused this Services Agreement to be duly executed and delivered by one of its duly authorized officers, all as of the date hereof.

PHH HOME LOANS, LLC	PHH MORTGAGE CORPORATION
By: /s/ Terence W. Edwards	By: /s/ Terence W. Edwards
Name: Terence W. Edwards	Name: Terence W. Edwards
Title: President and Chief Executive Officer	Title: President and Chief Executive Officer

EXHIBIT 4.1

Capacity Services

Services:

Capacity services include the following services provided by PMC to the Company and/or services provided by the Company to PMC:

•	Capacity services for Net One Tele-services - includes phone consultants and additional staff for Loan Processing Center - additional staffing will be through PMC employees.

•
Description of services - 1) weekend coverage to PMC from the Company or to the Company from PMC; 2) coverage for the corporate relocation business processed by the Company on behalf of PMC for non-Cendant Mobility driven business; 3) foreign language support; and 4) excess capacity support.

Fees1 :

•	The fee for Net One Tele-services support will be [***] per lead paid monthly.

•	The fee for loan processing support will be [***] per application paid monthly.

1  Effective as of Launch Date

[***] INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 UNDER THE SECURITIES ACT OF 1934, AS AMENDED.

EXHIBIT 5.1

Product Support Services

Services:

Product Support consists of the following services provided by PMC to the Company (not including the Small Corps and whether or not the Company incurs these costs or similar costs directly):

•
Loan control and completion (LCC) - post-closing functions here include reconciling the HUD1 received from closing agents to the cash dispersed on the loan reconciling the tax and insurance escrows if appropriate, the submissions for insurance with HUD for GNMA insured loans and loan pools, certain compliance monitoring activities, verification of recorded deeds and title insurance policies etc.

•
Pricing - functions here include establishing the rate and fees for the borrowers established at the time of the rate lock commitment based on then current market conditions and profit expectations, performance of competitive surveys and market data gathering efforts to verify the competitiveness of pricing, determination of price concessions and implementation of concession policies etc.

•
Loan sales - functions here include the aggregation of loans into pools based on appropriate characteristics, determination of best execution decisions, gathering loans files, performance of due diligences, and shipping of files, management of GSE agency and mortgage loan investor relationships etc.

•
Product development - functions include development of loan program parameters, program design to comply with investor requirements, design integration of new programs to company processes, communication of new programs and related requirements etc.

•
Credit risk management - includes providing access to PMC's automated underwriting systems, monitoring of loan quality, monitoring of compliance with documentation standards, monitoring performance of loans to assess underwriting and pricing effectiveness etc.

•	Mail print center - includes collection and copying of documents in connection with processing of the Company's loan applications and loan closing packages.

•	Operational strategy department - includes development, processing and reporting on client survey results, office of the president for customer satisfaction and recovery, etc.

•	Document Review Center - includes the cost of finalizing loan processing and preparation of closing documents.

Fees:

Fees will be based on the fair value of services provided, based on actual costs incurred by PMC plus a profit margin of [***]. On or before January 1 of each year, PMC will provide the Company with a forecast of estimated per loan costs, inclusive of profit margin, for Production Support Services (Forecast Fees) for the upcoming calendar year. Forecast Fees for the services will be billed on a monthly basis. During the last month of each calendar quarter, PMC will analyze Forecast Fees billed for the calendar year to date, inclusive of profit margin, compare those fees to the actual costs incurred by PMC for the calendar year to date plus remainder of year forecast (Current Forecast Costs), and reconcile the two. In the event the Forecast Fees billed are greater than the Current Forecast Costs, [***]. In the event Current Forecast Costs are greater than Forecast Fees billed, [***]. Appropriate adjustments will be made to the Forecast Fees on a going forward basis based on the results of this analysis. [***].

For every year after 2006, the annual per loan Production Support Services fees to be charged shall not exceed the 2006 levels adjusted upward by the greater of three percent (3%) annualized or the cumulative change in Consumer Price Index (CPI) from 2006 to the calendar year being evaluated without the written consent of the PHH Home Loans Board of Advisors.

Forecast and Actual Fees for 20051 and Forecast Fees for 2006 for Production Support Services will be as follows:

Production Support Fees

	Forecast	Actual	Forecast 2006
	2005 Fees	2005 Fees	Fees
	($ per loan)	($ per loan)	($ per loan)

Fees for Total loans	[***]
Fees for First Mortgage Loans		[***]	[***]
Fees for Piggy-Back Second		[***]	[***]
Mortgages

1  Effective as of Launch Date

[***] INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 UNDER THE SECURITIES ACT OF 1934, AS AMENDED.

EXHIBIT 6.1

General Administrative Services

Services:

General Administrative (non-IT) services include the following services provided by PMC to the Company (including the Small Corps and whether or not the Company incurs these costs or similar costs directly):

•
Accounting and Finance - includes maintenance of the general ledger and related sub ledgers, preparation of financial reports and management reports, preparation of financial forecasts, staffing models, profitability models, payment of bills, funding of loans, establishment of controls, controls monitoring, determination of sales proceeds, etc.

•	Telecom - includes the cost of telephone systems, staffing for maintenance and call prioritization systems, etc (including the PIMI systems)

•	Business intelligence - includes development and scheduling of management reporting and client reporting systems, reporting data management etc.

•	Legal - includes consulting on legal matters etc.

•	Human resources - includes payroll processing or related management, benefits management and participation in benefit plans, hiring-related matters, training-related matters, etc

•	Public relations - includes event management services, press related matters, etc.

•	Administration - Vendor management, etc

•	Facilities - includes building management, landscaping management, heating, air conditioning, power, growth management, etc.

•	Training - development and delivery of training materials etc.

•
Executive - includes an allocation of PHH Corporation executive management and corporate structure, PHH Mortgage executive management and structure, a portion of Management incentive programs to the extent not allocated to specific functions, etc

Fees:

Fees will be charged based on a per loan basis, subject to a fixed minimum annual dollar amount. Both the per-loan and annual minimum fees will adjust upward on the first day of each calendar year at a maximum of 3%. The minimum annual payment will be determined by PHH Member on a calendar year basis on or before December 31st of each calendar year. Reconciliation of (i) Forecast 2005 Fees billed versus Actual 2005 Fees incurred for 2005 and (ii) Forecast 2005 Fees billed in January and February 2006 versus Stated 2006 Fees for the first quarter of 2006 for General Administrative Services will take place no later than March 31, 2006.

Forecast and Actual Fees for 20051 and Stated Fees for 2006 for General Administrative Services are as follows:

General Administrative Services Fees

	Forecast	Actual	Stated
	2005 Fees	2005 Fees	2006 Fees
	($)	($)	($)

Fees for Total Loans[2]	[***]

Fees for First Mortgage Loans[2]		[***]	[***]

Fees for Piggy-Back Second Mortgages[2]		[***]	[***]

Minimum Calendar Year Fees	[***]	[***]	[***]

Once every two years PMC will prepare a schedule of at least three alternatives for the fixed and variable components of the General Administrative Services fees. Within thirty (30) days of receipt of the schedule, Cendant Member will notify PMC of its selection of fee structures for the following two year period. Fees set forth above reflect the low volume option chosen by Cendant Member for 2005 and 2006.

1  Effective as of Launch Date

2 Fees are per loan fees

[***] INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 UNDER THE SECURITIES ACT OF 1934, AS AMENDED.

EXHIBIT 7.1

IT Administrative Services

Services:

•	IT Administrative Services to the Company, including the Small Corps, include the following:
o	systems operations
o	maintenance of production systems
o	help desk support
o	network support
o	development of enhancements
o	systems interoperability
o	maintenance of websites
o	systems security
o	systems management reporting
o	data management
o	IT vendor management
o	project evaluation and management
o	resource allocations
o	telecom systems and support
o	new systems integration
o	major systems development
o	systems controls

Fees:

Fees will be charged based on a per loan basis, subject to a fixed minimum annual dollar amount. Both the per loan fees and the annual minimum fees will adjust upward on the first day of each calendar year (Reset) by the greater of (i) 3% or (ii) the increase in the Consumer Price Index rate for the October to October period immediately preceding the Reset. The minimum annual payment will be determined by the PHH member on a calendar year basis on or before December 31st of each calendar year. Reconciliation of (i) Forecast 2005 Fees billed versus Actual 2005 Fees incurred for 2005 and (ii) Forecast 2005 Fees billed versus Stated 2006 Fees for the first quarter of 2006 for IT Administrative Services will take place no later than March 31, 2006.

Forecast and Actual Fees for 20051 and Stated Fees for 2006 for IT Administrative Services are as follows:

IT Administrative Fees

	Forecast	Actual	Stated
	2005 Fees	2005 Fees	2006 Fees
	($)	($)	($)

Fees for Total Loans [1]	[***]

Fees for First Mortgage Loans[2]		[***]	[***]

Fees for Piggy-Back Second
Mortgages[1]		[***]	[***]

Minimum Calendar Year Fees	[***]	[***]	[***]

Once every two years PMC will prepare a schedule of at least three alternatives for the fixed and variable components of the IT Administrative Services Fees. Within thirty (30) days of receipt of the schedule, Cendant Member will notify PMC of its selection of fee structures for the following two year period. Fees set forth above reflect the low volume chosen by Cendant Member for 2005 and 2006.

1 Effective as of Launch Date

2 Fees are per loan fees

[***] INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 UNDER THE SECURITIES ACT OF 1934, AS AMENDED.